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                                                                     EXHIBIT 2.2

                 THIRD AMENDMENT TO AGREEMENT AND PLAN OF MERGER

         This THIRD AMENDMENT, dated as of June 8, 2001, to the Agreement and Plan of Merger dated March 21, 2000, as previously amended as of June 22, 2000 and August 23, 2000 (the "MERGER AGREEMENT"), is among PRECIS SMART CARD SYSTEMS, INC., an Oklahoma corporation ("PARENT"), and FORESIGHT, INC. (formerly Precis- Foresight Acquisition, Inc. and the surviving corporation and successor to Foresight, Inc. (the "COMPANY")), an Oklahoma corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), and the former shareholders of the Company, namely Paul A. Kruger and Mark R. Kidd (the "COMPANY SHAREHOLDERS").

                              W I T N E S S E T H:
                               -------------------

        1. Parent, Merger Sub, the Company and the Company Shareholders are parties to the Agreement and Plan of Merger pursuant to which, on December 7, 2000, the Company (which was formerly wholly-owned by the Company
Shareholders) was merged with and into Merger Sub on the terms and subject to the conditions set forth in the Merger Agreement.

        2. Section 1.6(a) of the Merger Agreement provides for the issuance and delivery of Contingent Shares based upon the "Consolidated Adjusted Income Before Taxes" for the years ended December 31, 2000, 2001, 2002 and 2003.

         3. Parent and its wholly-owned subsidiary, Precis-Capella Group Acquisition, Inc. ("ACQUISITION SUB"), have entered into an Agreement and Plan of Merger, dated March 23, 2001, with The Capella Group, Inc. ("CAPELLA") and its shareholders, Judith H. Henkels, John F. Luther, Mary L. Kelly, Bobby R. Rhodes, Leland S. Chaffin, Jr., Trust Under The Capella Group, Inc. IMK 2001 Bonus Plan and Trust Under The Capella Group, Inc. Employee 2001 Bonus Plan (the "PRECIS-CAPELLA MERGER AGREEMENT"), pursuant to which Capella will merger with and into Acquisition Sub (the "CAPELLA MERGER").

        4. In the event the Capella Merger is consummated, the parties to this Third Amendment are willing to amend, and, as a condition of the Capella Merger, Capella and its shareholders require amendment of, the formula for determining the number of shares of Parent Common Stock to be issued and delivered as the Contingent Shares pursuant to Section 1.6(a) of the Merger Agreement.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties to this Third Amendment and the Merger Agreement have agreed, and hereby agree, as follows:

         1. EFFECT ON CAPITAL STOCK. Section 1.6(a) of the Merger Agreement is hereby amended in its entirety to read as follows:

                          (a) CONVERSION OF SECURITIES. The outstanding Common
                  Shares shall be exchanged, in the aggregate, for the following number of shares of Parent Common Stock to be delivered as follows:

                                   (A) At Closing , Parent shall issue and
                          deliver (i) to Paul A. Kruger 166,667 shares of Parent's Series A Convertible Preferred Stock (the "PARENT PREFERRED STOCK") and (ii) to the Company Shareholders 500,000 shares of Parent Common Stock, of which 90 percent of the shares of Parent Common Stock shall be issued and delivered to Paul A. Kruger and 10 percent of the shares of Parent Common Stock

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                          shall be issued and delivered to Mark R. Kidd.

                                   (B) At closing of the Capella Merger, Parent
                          shall issue and deliver to the Company Shareholders 1,250,000 shares of Parent Common Stock.

                                   (C) Parent shall issue and deliver to the
                          Company Shareholders one share of Parent Common Stock for each $1.00 that Consolidated Adjusted Income Before Taxes of Parent for the year ended December 31, 2001, exceeds $1,750,000.

        For purposes of this Agreement, "CONSOLIDATED ADJUSTED INCOME BEFORE TAXES" shall mean the net income before income tax expense for the applicable fiscal year (determined in accordance with generally accepted accounting principles for financial reporting purposes under the rules and regulations of the U.S. Securities and Exchange Commission) of Parent assuming the Capella Merger occurred on January 1, 2001, plus:
        (i) if applicable, the amount of amortization, including goodwill, during the fiscal year attributable to the acquisition of the Company and Capella by Parent pursuant to this Agreement and the Precis-Capella Merger Agreement; and (ii) any compensation expense recorded as a result of the issuance and delivery of Parent Common Stock to The Capella Group, Inc. IMR 2001 Bonus Plan or its beneficiaries pursuant to Section
        5.12 of the Capella Merger Agreement. Furthermore, any shares of Parent Common Stock to be issued and delivered to the Company Shareholders pursuant to this Section 1.6(a), other than those shares of Parent Common Stock issued and delivered at Closing, are referred to herein as the "CONTINGENT SHARES."

                  As soon as reasonably practical following the determination of Consolidated Adjusted Income Before Income Taxes for the year ended December 31, 2001, any issuances and deliveries of the Parent Common Stock pursuant to this Section 1.6(a) and not made at Closing, shall be made as soon as reasonably practicable following the applicable determination. Provided, however, the Contingent Shares shall be issued and delivered to the Company Shareholders in accordance with the separate agreement to be executed and delivered simultaneously with this Agreement between Parent and the Company Shareholders. All shares of Parent Common Stock and Parent Preferred Stock issued and distributed to the Company Shareholders pursuant to this Section 1.6(a) shall be fully paid and non-assessable shares, subject to adjustment pursuant to
        Section 1.6(e).

                  The number of shares of Parent Common Stock and Parent Preferred Stock into which each outstanding Common Share is converted pursuant to this Section 1.6(a) is referred to herein as the "EXCHANGE RATIO."

         2. FULL FORCE AND EFFECT. Except as amended hereby, the Merger Agreement shall remain in full force and effect.

         3. COUNTERPARTS. This Third Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be a single agreement.

         IN WITNESS WHEREOF, Parent, Merger Sub and the Company Shareholders have caused this Third Amendment to be executed as of the date first written above, and in the case of Parent and Merger Sub, by their respective officers hereunto duly authorized.

"Parent"                  PRECIS SMART CARD SYSTEMS, INC.


                          By     /s/ PAUL A. KRUGER
                             ---------------------------------------------------
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                                   Paul A. Kruger, Chief Executive Officer

"Merger-Sub"              FORESIGHT, INC.


                          By     /s/ PAUL A. KRUGER
                             ---------------------------------------------------
                                   Paul A. Kruger, Chief Executive Officer

"Company Shareholders"                  /s/ PAUL A. KRUGER
                                   ---------------------------------------------
                                     Paul A. Kruger

                                /s/ MARK R. KIDD
                            ----------------------------------------------
                                     Mark R. Kidd